Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of SPI Energy Co., Ltd. on Form F-3 of our report dated June 29, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audits of the consolidated balance sheets of SPI Energy Co., Ltd. as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive loss, equity (deficit) and cash flows for each of the three years ended December 31, 2019 and the related notes (collectively referred to as the “financial statements”), which report is included in the Annual Report on Form 20-F of SPI Energy Co., Ltd. for the year ended December 31, 2019. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases effective January 1, 2019 due to the adoption of Accounting Standards Codification (“ASC”) Topic 842, Lease (“Topic 842”).

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

Beijing, China

August 3, 2020